  EXHIBIT 99.1

                     FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Second Quarter 2023 Financial Results

Conference Call on Thursday, July 27 at 4 p.m. ET

RESTON, Va., July 26, 2023 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the second quarter ended June 30, 2023, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are pleased to report continued progress in the second quarter of 2023. We recently announced our participation in the Department of Energy’s Nuclear Energy University Program. Texas A&M University will simulate performance of Lightbridge Fuel™ within a small modular reactor, ultimately generating experimental data that will help us optimize the application of our technology.”

“We announced that the U.S. government has selected Lightbridge to join two important public-private nuclear power groups - the High-Assay, Low-Enriched Uranium Consortium, and the Small Modular Reactor Working Group, under the U.S. Department of Energy and U.S. Department of Commerce’s International Trade Administration, respectively. These affiliations underline our commitment to advancing nuclear power technology and integrating nuclear power into the broader energy landscape. I was honored to be reappointed by U.S. Secretary of Commerce Gina Raimondo to the Civil Nuclear Trade Advisory Committee (CINTAC) as a representative of Lightbridge Corporation and small businesses in the U.S. nuclear energy sector. This position allows us to advise on policies that drive U.S. exports of civil nuclear goods and services, ensuring our sector's continued growth and competitiveness.”

“We strengthened our team in the second quarter, with Dr. Scott Holcombe joining Lightbridge as Vice President of Engineering and Sherri Goodman joining the Board of Directors. We are confident in their respective expertise that will guide us forward.”

“The nuclear power industry is on the rise. The growing global understanding of nuclear power's importance for energy security, grid stability, and climate change mitigation drives efforts to maintain existing nuclear fleets, increase power generation from these resources, and accelerate the adoption of advanced nuclear technologies. We believe that we are well-positioned to capitalize on our fuel's economic and safety benefits, which will further our efforts to develop and commercialize Lightbridge Fuel,” concluded Mr. Grae.

Financial Highlights

The Company maintained a working capital position at June 30, 2023 of $28.0 million and had no debt.

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Cash Flows Summary

•	Cash and cash equivalents were $28.2 million, as compared to $28.9 million at December 31, 2022, a decrease of $0.7 million for the six months ended June 30, 2023, consisting of the following:

o	Cash used in operating activities for the six months ended June 30, 2023, was $3.0 million, a decrease of $0.1 million compared to $3.1 million for the six months ended June 30, 2022.

o

Cash provided by financing activities for the six months ended June 30, 2023, was $2.3 million, a decrease of $5.3 million compared to $7.6 million in the six months ended June 30, 2022. This decrease was due to a decrease in the net proceeds from the issuance of common stock by our at-the-market (ATM) facility in the first half of 2023.

Balance Sheet Summary

•

Total assets were $29.2 million, and total liabilities were $0.6 million at June 30, 2023. Working capital was $28.0 million at June 30, 2023, versus $28.7 million at December 31, 2022. This decrease of $0.7 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $28.6 million at June 30, 2023, as compared to $29.1 million at December 31, 2022.

Operations Summary

•

General and administrative expenses amounted to $1.6 million for the three months ended June 30, 2023, compared to $1.4 million for the three months ended June 30, 2022. There was an increase in stock-based compensation of $0.1 million, and an increase in professional fees of $0.1 million.

•

Lightbridge’s total research and development expenses amounted to $0.4 million for the three months ended June 30, 2023, compared to $0.2 million for the three months ended June 30, 2022, an increase of $0.2 million. This increase was primarily due to an increase in project labor costs incurred from the U.S. National Laboratories of $0.1 million, and an increase in payroll of $0.1 million, and an increase in consulting fees of $0.1 million, and offset by a decrease in other R&D costs of $0.1 million.

•

Total other operating income was zero for the three months ended June 30, 2023, compared to $0.1 million for the three months ended June 30, 2022. This $0.1 million decrease was due to the GAIN voucher project that was completed in the first quarter of 2023. There are no outstanding GAIN vouchers. Contributed services – research and development are recorded with a charge to R&D expenses and a corresponding amount recorded to contributed services – research and development.

•

Total other income was $0.3 million for the three months ended June 30, 2023, compared to other income of $0.0 million for the three months ended June 30, 2022, an increase of $0.3 million. The increase in other income was due to an increase in interest income earned from the purchase of treasury bills and from our bank savings account.

•	Net loss was $1.7 million for the second quarter ended June 30, 2023, compared to $1.5 million for the second quarter of 2022.

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CONFERENCE CALL & AUDIO WEBCAST

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register at this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new Small Modular Reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has secured a long-term strategic partnership with Idaho National Laboratory (INL), the United States' lead nuclear energy research and development laboratory, in collaboration with the U.S. Department of Energy (DOE). DOE’s Gateway for Accelerated Innovation in Nuclear (GAIN) program has twice awarded Lightbridge to support the development of Lightbridge Fuel. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

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For an introductory video on Lightbridge, please visit www.ltbridge.com or click here to watch the video.

Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of Lightbridge Fuel™ in SMRs and the outcomes of the study. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$28,204,016	$28,899,997
Prepaid expenses and other current assets	355,619	115,264
Total Current Assets	28,559,635	29,015,261
Other Assets
Prepaid project costs and other long-term assets	489,750	345,000
Trademarks	108,225	108,225
Total Assets	$29,157,610	$29,468,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$592,719	$350,331
Total Current Liabilities	592,719	350,331

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 12,484,799 and 11,900,217 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	12,485	11,900
Additional paid-in capital	176,740,340	173,595,385
Accumulated deficit	(148,187,934)	(144,489,130)
Total Stockholders’ Equity	28,564,891	29,118,155
Total Liabilities and Stockholders’ Equity	$29,157,610	$29,468,486

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,596,818	1,439,684	3,462,747	3,353,248
Research and development	366,855	165,476	814,899	428,299
Total Operating Expenses	1,963,673	1,605,160	4,277,646	3,781,547

Other Operating Income
Contributed services - research and development	—	83,501	31,028	206,854
Total Other Operating Income	—	83,501	31,028	206,854
Operating Loss	(1,963,673)	(1,521,659)	(4,246,618)	(3,574,693)

Other Income
Interest income	291,449	19,017	547,814	22,522
Total Other Income	291,449	19,017	547,814	22,522

Net Loss Before Income Taxes	(1,672,224)	(1,502,642)	(3,698,804)	(3,552,171)
Income taxes	—	—	—	—
Net Loss	$(1,672,224)	$(1,502,642)	$(3,698,804)	$(3,552,171)

Net Loss Per Common Share
Basic and Diluted	$(0.14)	$(0.14)	$(0.32)	$(0.34)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	11,773,594	10,523,238	11,723,941	10,403,922

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2023	2022
Operating Activities
Net Loss	$(3,698,804)	$(3,552,171)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	15,000	15,000
Stock-based compensation	601,158	438,708

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(240,355)	(295,887)
Prepaid project costs and other long-term assets	(144,750)	—
Accounts payable and accrued liabilities	457,388	326,140
Net Cash Used in Operating Activities	(3,010,363)	(3,068,210)

Investing Activities
Trademarks	—	(6,174)
Net Cash Used in Investing Activities	—	(6,174)

Financing Activities
Net proceeds from the issuances of common stock	2,314,382	7,594,845
Net Cash Provided by Financing Activities	2,314,382	7,594,845

Net (Decrease) Increase in Cash and Cash Equivalents	(695,981)	4,520,461

Cash and Cash Equivalents, Beginning of Period	28,899,997	24,747,613

Cash and Cash Equivalents, End of Period	$28,204,016	$29,268,074

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$215,000	$15,000

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